UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549
_______________________

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): November 10, 2008

MICREL,   INCORPORATED
(Exact name of Registrant as specified in its charter)

California	94-2526744
(State or other jurisdiction of	(I.R.S. Employer Identification No.)
incorporation or organization)

2180 Fortune Drive, San Jose, CA       95131
(Address of principal executive offices)   (Zip Code)

Registrant's telephone number, including area code: (408) 944-0800

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act  (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

INFORMATION TO BE INCLUDED IN REPORT

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On November 10, 2008, the board of directors of Micrel, Inc. (the “Company”) elected Daniel Heneghan to serve on the Company’s board of directors (the “Board”), effective immediately, to serve until the Company’s 2009 annual meeting of shareholders and until his successor is duly elected and qualified.  The Company’s Nominating/Corporate Governance Committee (the “Committee”) continually searches for, and identifies, qualified candidates to serve on the Board and its committees.  As a result, the Committee recommended to the Board that Mr. Heneghan be elected.  As one of the Company’s independent directors, Mr. Heneghan has been appointed, concurrent with his election to the Board, to serve on the Audit and the Nominating/Corporate Governance Committees.

There is no prior arrangement or understanding pursuant to which Mr. Heneghan was selected as a director, and there are no related party transactions between the Company and Mr. Heneghan that are required to be disclosed pursuant to Item 404(a) of Regulation S-K.  Mr. Heneghan has been granted options to purchase common stock of the Company, and will receive certain other compensation, in keeping with the Company’s current director compensation program for non-employee directors, as described in the Company’s Form DEF 14A, Proxy Statement, dated August 29, 2008, mailed to shareholders in connection with the annual meeting of shareholders held October 1, 2008.  The Company also intends to enter into an indemnification agreement with Mr. Heneghan in substantially the same form as executed with the other members of its Board.

On November 11, 2008, Micrel issued a press release announcing the election of Daniel Heneghan to the Board of Directors. A copy of the press release is furnished as Exhibit 99 to this report.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MICREL, INCORPORATED
(the Registrant)

By: /s/ Robert J. Barker
Robert J. Barker
Vice President, Finance and
Chief Financial Officer
(Principal Financial and
Accounting Officer)

Dated: November 12, 2008